Exhibit 99.1

Intelligent Protection Management Corp.

Reports Third Quarter 2026 Financial Results

Infrastructure Demand Drives Revenue Growth of More Than 75%;

Generated $5.6 million of Operating Cash Flow;

Company Positioned for Future Recurring Revenue Expansion

JERICHO, NY / ACCESS Newswire / November 10, 2026 / Intelligent Protection Management Corp. (“IPM,” “we,” “us,” “our” or the “Company”) (Nasdaq: IPM), a managed technology solutions provider focused on enterprise cybersecurity and cloud infrastructure, today announced its financial results for the three months and nine months ended September 30, 2026.

Management Discussion

Jason Katz, Chairman and Chief Executive Officer, said: “Financial results for the third quarter of 2026 reflected exceptional customer demand and continued execution of our growth strategy, resulting in total revenue increasing more than 75% to approximately $11.0 million compared to the third quarter of 2025. For the nine months ended September 30, 2026, total revenue increased 36% year-over-year to $23.8 million. Our performance during the quarter was driven primarily by increased procurement revenue of approximately 271% compared to the prior year period. This core area represented a larger portion of our overall revenue mix compared to prior periods, as customers accelerated infrastructure investments in cybersecurity, cloud modernization, data center expansion and artificial intelligence. Additionally, we successfully fulfilled a significant customer order during the third quarter, further demonstrating our ability to execute on large-scale opportunities and meet customer demand.”

Mr. Katz continued: “Standard procurement gross margins trend lower than the rest of our business. At the same time, procurement services can provide an entry point for broader customer relationships. Our professional services help customers plan their technology investments; our procurement services source the infrastructure; and our managed IT security services, private cloud, and managed backup and disaster recovery services create opportunities to support those environments over time. Our objective is to convert these opportunities into recurring engagements, recognizing that conversion is not automatic and depends on customer needs and execution.”

Mr. Katz added: “While it can take time, we are making progress in expanding our recurring business. Core managed services revenue from non-affiliated customers increased 33% over the prior-year period. That result supports our focus on deepening customer relationships and diversifying our revenue base. We remain focused on expanding higher-margin recurring engagements across our service portfolio, while continuing to execute on professional services and procurement opportunities to deepen customer relationships and increase long-term customer value.”

Mr. Katz concluded: “Our balance sheet remains strong, providing the financial flexibility necessary to support organic growth initiatives while pursuing strategic opportunities that enhance our long-term growth profile. During the quarter, we incurred approximately $195,000 of acquisition-related expenses associated with the recently announced AdTech acquisition. Once completed, we believe the transaction can expand our customer reach and create opportunities to introduce IPM’s managed IT security services, private cloud, managed backup and disaster recovery, professional services, and procurement offerings across a larger combined customer base. We remain committed to disciplined capital allocation and creating long-term shareholder value. We are encouraged by the momentum we are seeing across the business and remain focused on executing our long-term strategy.”

Financial Highlights:

	Three Months Ended September 30, (unaudited)		Change
	2026	2025	$	%
Total revenues	$10,950,145	$6,238,019	4,712,126	75.5%
Loss from operations	$(886,077)	$(1,435,762)	549,685	38.3%
Net loss	$(779,378)	$(1,083,070)	303,692	28.0%
Net cash provided by (used in) operating activities	$5,644,041	$133,037	5,511,004	4,142.5%
Adjusted EBITDA (a non-GAAP measure) [1]	$159,201	$(260,121)	419,322	161.2%

	Nine Months Ended September 30, (unaudited)		Change
	2026	2025	$	%
Total revenues	$23,767,438	$17,478,656	6,288,782	36.0%
Loss from operations	$(3,166,630)	$(3,899,388)	732,758	18.8%
Net loss	$(2,791,090)	$(1,324,568)	(1,466,522)	(110.7)%
Net cash provided by operating activities	$4,857,311	$989,142	3,868,169	391.1%
Adjusted EBITDA (a non-GAAP measure) [1]	$(535,753)	$(1,120,667)	584,914	52.2%

[1]	Adjusted EBITDA is a non-GAAP financial measure. Please see the discussion below under the heading “Use of Non-GAAP Financial Measures” and the reconciliation at the end of this release for additional information.

Financial Results: Three and Nine Months ended September 30, 2026

For the three months ended September 30, 2026, total revenue increased by approximately 76% to $11.0 million from $6.2 million for the three months ended September 30, 2025. This increase was primarily driven by increased procurement revenue related to customer investments in infrastructure, as well as increased professional services and managed information technology revenue, attributed to both new customers and the expansion of services sold to existing customers, partially offset by a decrease in subscription revenue. Total revenue by revenue component for the third quarter ended September 30, 2026, was as follows:

●	Managed information technology revenue, which consists of revenue from our managed IT security services, managed backup and disaster recovery solutions and web hosting, was $3.9 million, an increase of 1.8% from Q3 2025.

●	Procurement revenue was $6.3 million, an increase of 271% from Q3 2025.

●	Professional services revenue was $545,317, an increase of 14.5% from Q3 2025.

●	Subscription revenue was $243,886, a decrease of 10.4% from Q3 2025.

Revenue from NewtekOne, Inc., a related party, was impacted by its ongoing initiatives to reduce information technology spending. We partially offset this decline in revenue through growth in recurring revenue from customers who are not related parties, including the addition of new customer relationships and service contracts during the period. Revenue from our core managed information technology services, which consists of revenue from our managed IT security services and managed backup and disaster recovery solutions, from non-affiliated customers increased by 33% compared to the prior year period.

●	Net loss for the three months ended September 30, 2026 totaled $0.8 million compared to net loss of $1.1 million for the three months ended September 30, 2025;

●	Adjusted EBITDA for the three months ended September 30, 2026 totaled positive $0.2 million compared to negative $0.3 million for the three months ended September 30, 2025;

●	Cash provided by operations totaled $5.6 million for the three months ended September 30, 2026 compared to cash provided by operations of $0.1 million for the three months ended September 30, 2025, primarily related to our sourcing of product in connection with the increased procurement revenue;

●	Deferred revenue was $4.9 million as of September 30, 2026, which will be recognized as revenue in future quarters as products and/or services are installed; and

●	At September 30, 2026, we had $12.5 million of cash and cash equivalents on our balance sheet and no long-term debt.

For the nine months ended September 30, 2026, total revenue increased by 36.0% to $23.8 million from $17.5 million for the comparable nine-month period in 2025. The increase was primarily driven by increased procurement revenue related to sale of AI-related equipment to customers, as well as increased managed information technology revenue, attributed to both new customers as well as the expansion of services sold to existing customers, partially offset by decreases in professional services revenue and subscription revenue. Revenue from our core managed information technology services from non-affiliated customers increased by 34% compared to the prior year period.

●	Managed information technology revenue, which consists of revenue from our managed IT security services, managed backup and disaster recovery solutions and web hosting, was $11.6 million, an increase of 6.7% from the prior year period.

●	Procurement revenue was $10.0 million, an increase of 157.8% from the prior year period.

●	Professional services revenue was $1.4 million, a decrease of 26.4% from the prior year period.

●	Subscription revenue was $747,432, a decrease of 10.2% from the prior year period.

●	Net loss for the nine months ended September 30, 2026 totaled $2.8 million, compared to net loss of $1.3 million for the nine months ended September 30, 2025;

●	Adjusted EBITDA for the nine months ended September 30, 2026 totaled negative $0.5 million, compared to negative $1.1 million for the nine months ended September 30, 2025; and

●	Cash provided by operations of $4.9 million for the nine months ended September 30, 2026 compared to cash provided by operations of $1.0 million for the nine months ended September 30, 2025, primarily related to payments received in connection with the increased procurement revenue.

Operational Highlights:

●	Subsequent to quarter end, in October 2026, the Company entered into a unit purchase agreement with Advanced Technology Distributors Inc. (“AdTech”), pursuant to which the Company will acquire AdTech’s information technology, telecommunications, connectivity, managed services and related infrastructure solutions business for a purchase price of up to $2.7 million, subject to customary adjustments.

●	Launched IPM GO, Your Always-Available AI Virtual Assistant that is hosted within IPM’s private cloud infrastructure, enabling clients to deploy, manage and scale web-based engagement solutions related to customer sales and support interactions.

●	Expanded our sales organization by adding a dedicated territory focused on the Phoenix metropolitan area and broader West Coast market, which includes an established customer base and industry expertise. Management believes this expansion positions us to pursue additional revenue opportunities and support future growth.

●	Executed an extension of our existing Phoenix data center colocation license agreement with an industry-leading data center provider through August 2032.

●	Successfully achieved SOC 2 Type 1 compliance, a key milestone in our ongoing commitment to safeguarding customer data and delivering trusted cybersecurity and cloud infrastructure solutions.

●	Repurchased 50,000 shares of common stock during the first quarter of 2026, under our stock repurchase plan for an aggregate of $83,491. As of September 30, 2026, all shares of common stock available for repurchase under the stock repurchase plan had been repurchased and such plan had expired.

Conference Call Access

The Company will conduct a conference call for all interested parties on Tuesday, November 10, 2026, at 4:30 p.m. Eastern Time to discuss its financial results and address stockholder questions submitted in advance of the conference call.

To participate in this call, please dial (888) 506-0062 or (973) 528-0011, access code: 468469 or listen via a live webcast, which is available in the Investors section of the Company’s website at https://investors.ipm.com/ or https://www.webcaster5.com/Webcast/Page/2856/54663.

A replay of the call will be available by visiting https://investors.ipm.com/ for the next 90 days or by calling (877) 481-4010 or (919) 882-2331, replay access code 54663 through Tuesday, November 24, 2026.

If you would like to submit a question, please send an email with your question to IPM@lythampartners.com prior to the call. IPM will do its best to answer all appropriate questions.

About IPM

Intelligent Protection Management Corp. (Nasdaq: IPM) is a managed technology solutions provider focused on cybersecurity and cloud infrastructure. IPM provides dedicated server hosting, cloud hosting, data storage, managed security, backup and disaster recovery, and other related services, including professional services and implementing technology solutions for enterprise and commercial clients across the United States. IPM’s other products include ManyCam. IPM has an over 20-year history of technology innovation and holds 8 patents. For more information, please visit: www.ipm.com

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements may be identified by words such as “aim,” “anticipates,” “believes,” “building,” “continue,” “could,” “drive,” “estimates,” “expects,” “extent,” “focus,” “forecasts,” “goal,” “guidance,” “intends,” “may,” “might,” “outlook,” “plan,” “position,” “probable,” “progressing,” “projects,” “prudent,” “seeks,” “should,” “steady,” “target,” “view,” “will” or “would” or the negative of these words and phrases or similar words or phrases. Forward-looking statements in this press release may include, but are not limited to, the AdTech acquisition and its expected terms, timing and closing; the Company’s ability to successfully integrate AdTech’s business and realize the anticipated benefits of the AdTech acquisition; the anticipated benefits of the Company’s strategic collaboration with MASORI; the expected ability of the Company’s customers to adopt, implement, and realize efficiencies from AI solutions offered through the relationship; the Company’s ability to serve as a hosting partner for third-party AI platforms and to deliver such technology to its client base; the Company’s expectations of future plans, priorities and focus; the Company’s expectations regarding its procurement, professional services and subscriptions businesses contributing to the Company’s overall results; the Company’s potential growth opportunities; the Company’s plans, objectives, strategies, expectations, and intentions; and other statements that are not statements of historical fact. The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: the Company’s ability to consummate the AdTech acquisition in a timely manner or at all; the possibility of security vulnerabilities, cyber-attacks and network disruptions, including breaches of data security and privacy leaks, data loss, and business interruptions; the Company’s ability to operate its secure private cloud through its data centers; the intense competition in the industry in which the Company operates and its ability to effectively compete with existing competitors and new market entrants; the impact of supply constraints, including those related to components of the Company’s procurement services; the Company’s ability to consummate favorable acquisitions and effectively integrate any companies or businesses that the Company acquires; the impact of adverse economic and market conditions, including those related to fluctuations in inflation and geopolitical conflicts; the Company’s reliance on a limited number of customers for its revenues and income; the Company’s ability to attract new customers, retain existing customers and sell additional services to customers; the Company’s ability to protect its intellectual property rights; and other events outside of the Company’s control. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at www.sec.gov.

All forward-looking statements speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement was made, except to the extent required by applicable securities laws.

Investor Contacts:

Joe Dorame, Roger Weiss
Lytham Partners, LLC
602-889-9680
E: ipm@lythampartners.com

INTELLIGENT PROTECTION MANAGEMENT CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2026	December 31, 2025
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$10,514,870	$5,597,014
Cash and cash equivalents (on deposit with a related party)	2,030,182	1,801,300
Cash and cash equivalents – restricted cash (on deposit with related party)	--	1,035,747
Accounts receivable, net of allowance of $96,514 and $100,000 as of September 30, 2026 and December 31, 2025, respectively	1,137,495	1,599,725
Due from related party	356,862	75,601
Prepaid expense and other current assets	1,949,941	1,363,574
Total current assets	15,989,350	11,472,961

Property and equipment, net	857,056	550,628
Intangible assets, net	6,631,666	7,718,836
Goodwill	4,555,208	4,555,208
Operating lease right of use assets, net	3,960,331	1,140,196
Other assets	402,071	602,688
Total assets	$32,395,682	$26,040,517

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$7,071,214	$1,604,898
Accrued expenses and other current liabilities	795,703	1,031,733
Operating lease liabilities, current portion	528,188	756,590
Deferred revenue	4,928,490	3,878,114
Due to related party	55,579	46,450
Total current liabilities	13,379,174	7,317,785

Operating lease liabilities, non-current portion	3,527,647	387,906
Deferred tax liability	70,340	148,898
Total liabilities	16,977,161	7,854,589
Commitments and contingencies
Stockholders’ equity:
Series A Preferred Stock, $0.001 par value, 9,000,000 shares authorized, 4,000,000 shares issued and outstanding as of September 30, 2026 and December 31, 2025	4,000	4,000
Common stock, $0.001 par value, 50,000,000 shares authorized, 9,878,950 shares issued and 9,035,729 and 9,085,729 shares outstanding as of September 30, 2026 and December 31, 2025, respectively	9,879	9,879
Treasury stock, 843,221 and 793,221 shares repurchased as of September 30, 2026 and December 31, 2025, respectively	(1,583,876)	(1,500,385)
Additional paid-in capital	45,046,921	44,939,747
Accumulated deficit	(28,058,403)	(25,267,313)
Total stockholders’ equity	15,418,521	18,185,928
Total liabilities and stockholders’ equity	$32,395,682	$26,040,517

INTELLIGENT PROTECTION MANAGEMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue
Managed information technology, includes $1,690,947 and $1,910,957 of related party revenue for the three months ended September 30, 2026 and 2025, respectively, and $5,308,934 and $5,427,357, of related party revenue for the nine months ended September 30, 2026 and 2025, respectively	$3,859,198	$3,791,746	$11,582,012	$10,857,333
Procurement revenue, includes $30,820 and $28,598 of related party revenue for the three months ended September 30, 2026 and 2025, respectively, and $88,721 and $106,479 of related party revenue for the nine months ended September 30, 2026 and 2025, respectively	6,301,744	1,697,854	10,046,322	3,897,634
Professional services revenue, includes $38,381 and $38,706 of related party revenue for the three months ended September 30, 2026 and 2025, respectively, and $120,270 and $146,953 of related party revenue for the nine months ended September 30, 2026 and 2025, respectively	545,317	476,198	1,391,672	1,891,620
Subscription revenue	243,886	272,221	747,432	832,069
Total revenue	10,950,145	6,238,019	23,767,438	17,478,656
Costs and expenses
Costs of revenue	7,768,277	3,076,333	14,820,058	8,398,445
Sales, marketing and product development expense	757,107	844,463	2,302,804	2,449,224
General and administrative expense	2,502,631	2,621,260	7,565,347	8,040,958
Depreciation and amortization	490,389	624,544	1,443,571	1,982,236
Litigation expenses relating to the Cisco ManyCam Litigation	317,818	507,181	802,288	507,181
Total costs and expenses	11,836,222	7,673,781	26,934,068	21,378,044
Loss from operations	(886,077)	(1,435,762)	(3,166,630)	(3,899,388)
Interest income, net	61,869	102,856	181,095	273,176
Other income	--	--	22,000	63,750
Loss from operations before income tax benefit	(824,208)	(1,332,906)	(2,963,535)	(3,562,462)
Income tax benefit	44,830	249,836	172,445	2,237,894
Net loss	$(779,378)	$(1,083,070)	$(2,791,090)	$(1,324,568)

Net loss per share of common stock:
Basic	$(0.06)	$(0.08)	$(0.21)	$(0.10)
Diluted	$(0.06)	$(0.08)	$(0.21)	$(0.10)

Weighted average number of shares of Series A Preferred Stock used in calculating net loss per share of Series A Preferred Stock, basic and diluted	4,000,000	4,000,000	4,000,000	3,985,348
Weighted average number of shares of Common Stock used in calculating net loss per share of Common Stock, basic and diluted	9,035,729	9,108,805	9,047,487	9,182,014
Basic and diluted net loss per share of Series A Preferred Stock, basic and diluted	$(0.06)	$(0.08)	$(0.21)	$(0.10)
Basic and diluted net loss per share of Common Stock, basic and diluted	$(0.06)	$(0.08)	$(0.21)	$(0.10)

Weighted average number of shares of common stock used in calculating net loss per share of common stock:
Basic	13,035,729	13,108,805	13,047,487	13,167,362
Diluted	13,035,729	13,108,805	13,047,487	13,167,362

INTELLIGENT PROTECTION MANAGEMENT CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net loss	$(2,791,090)	$(1,324,568)

Adjustments to reconcile net loss from continuing operations to net cash (used in) provided by operating activities:
Amortization of intangible assets	1,087,170	1,602,053
Amortization of operating lease right-of-use assets	535,067	415,661
Depreciation on property and equipment	356,401	380,182
Deferred taxes	(78,558)	99,881
Income tax liability	--	(2,321,316)
Stock-based compensation	107,174	289,305
Change in allowance for credit losses	(3,486)	3,436

Changes in operating assets and liabilities, net of acquired assets and disposition:
Accounts receivable	184,455	2,136,524
Operating lease liability	(443,863)	(416,523)
Prepaid expense and other current assets	(385,750)	(1,164,283)
Employee retention tax credit receivable, net	--	114,212
Accounts payable, accrued expenses and other current liabilities	5,239,415	1,682,770
Deferred revenue	1,050,376	(508,192)
Net cash provided by operating activities	4,857,311	989,142

Cash flows from investing activities:
Purchase of fixed assets	(662,829)	(280,149)
Cash paid for acquisition of NTS	--	(4,000,000)
Net cash used in investing activities	(662,829)	(4,280,149)

Cash flows from financing activities:
Purchase of treasury stock	(83,491)	(301,048)
Proceeds from sale of Transferred Assets	--	1,350,000
Net cash (used in) provided by financing activities	(83,491)	1,048,952

Net increase (decrease) in cash and cash equivalents	4,110,991	(2,242,055)
Balance of cash, cash equivalents and restricted cash at beginning of period	8,434,061	10,588,534
Balance of cash, cash equivalents and restricted cash at end of period	12,545,052	8,346,479
Cash and cash equivalents	$10,514,870	$6,148,796
Cash and cash equivalents (on deposit with related party)	$2,030,182	$1,182,969
Cash and cash equivalents - restricted cash (on deposit with related party)	$--	$1,014,714
Balance of cash and cash equivalents at end of period	$12,545,052	$8,346,479
Supplemental non-cash disclosure:
Operating lease extension, right of use asset	$3,355,202	$--
Non-cash portion of consideration for acquisition of NTS (Series A Preferred Stock issuance)	$--	$8,200,000

Use of Non-GAAP Financial Measures

The Company has provided in this release Adjusted EBITDA, a non-GAAP financial measure, to supplement the consolidated financial statements, which are prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). Adjusted EBITDA is defined as net income (loss) adjusted to exclude interest (income) expense, net, other (income) expense, net, income tax (benefit) expense, depreciation and amortization expense, stock-based compensation expense, net loss from discontinued operations, impairment loss in connection with the Divestiture, litigation expenses relating to the Cisco ManyCam Litigation (as defined below) and acquisition-related expenses associated with the AdTech Acquisition (as defined below), as each are applicable to the periods presented. Prior to the fiscal quarter ended September 30, 2026, we did not exclude acquisition-related expenses associated with the AdTech Acquisition in calculating Adjusted EBITDA. For the nine months ended September 30, 2026, the acquisition-related expenses of $277,844 include $82,819 incurred in the three months ended June 30, 2026, which amount was not adjusted in the prior quarter as it was not material. However, after reevaluation, we have determined that presenting Adjusted EBITDA without excluding such costs provides less valuable information about our core operations. As a result, beginning with the fiscal quarter ended September 30, 2026, acquisition-related expenses associated with the AdTech Acquisition are excluded from the calculation of Adjusted EBITDA.

Management uses Adjusted EBITDA internally in analyzing the Company’s financial results to assess operational performance and to determine the Company’s future capital requirements. The presentation of this financial information is not intended to be considered in isolation or as a substitute for the financial information prepared in accordance with GAAP. The Company believes that both management and investors benefit from referring to Adjusted EBITDA in assessing its performance and when planning, forecasting and analyzing future periods. The Company believes Adjusted EBITDA is useful to investors and others to understand and evaluate the Company’s operating results and it allows for a more meaningful comparison between the Company’s performance and that of competitors. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider this performance measure in isolation from or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are that Adjusted EBITDA does not reflect, among other things: interest income, net; the benefit or provision for income taxes; other income, net; litigation expenses incurred in connection with our patent defense against Cisco Systems, Inc. and Cisco Technology, Inc. (the “Cisco ManyCam Litigation”); acquisition-related expenses associated with the Company’s pending acquisition of the IT and infrastructure solutions business of Advanced Technology Distributors Inc. (the “AdTech Acquisition"); cash capital expenditures for assets underlying depreciation and amortization expense that may need to be replaced or for new capital expenditures; and the potentially dilutive impact of stock-based compensation. Other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.

Because of these limitations, you should consider Adjusted EBITDA along with other financial performance measures, including total revenues, subscription revenue, deferred revenue, net income (loss), cash and cash equivalents, restricted cash, net cash used in operating activities and our financial results presented in accordance with GAAP.

	Three Months Ended
	September 30 (unaudited)
	2026	2025
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(779,378)	$(1,083,070)
Interest income, net	(61,869)	(102,856)
Income tax expense (benefit)	(44,830)	(249,836)
Litigation expenses relating to the Cisco ManyCam Litigation	317,818	507,181
Acquisition-related expenses in connection with AdTech Acquisition(1)	195,025	--
Depreciation and amortization expense	490,389	624,544
Stock-based compensation expense	42,046	43,916
Adjusted EBITDA	$159,201	$(260,121)

	Nine Months Ended
	September 30, (unaudited)
	2026	2025
Reconciliation of net loss to Adjusted EBITDA:
Net loss	$(2,791,090)	$(1,324,568)
Interest income, net	(181,095)	(273,176)
Income tax expense (benefit)	(172,445)	(2,237,894)
Other income, net	(22,000)	(63,750)
Litigation expenses relating to the Cisco ManyCam Litigation	802,288	507,181
Acquisition-related expenses in connection with AdTech Acquisition(1)	277,844	--
Depreciation and amortization expense	1,443,571	1,982,235
Stock-based compensation expense	107,174	289,305
Adjusted EBITDA	$(535,753)	$(1,120,667)

(1)	Acquisition-related expenses include legal, accounting and other due diligence costs incurred in connection with the AdTech Acquisition.